Exhibit 99.1

PRESS RELEASE

October 27, 2016

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE THIRD QUARTER AND FIRST NINE MONTHS OF 2016

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the third quarter and first nine months of 2016.

Highlights and Recent Developments

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/16	09/30/15	09/30/16	09/30/15
Net income (loss)	$(1.6)	$8.9	$(2.7)	$(48.7)
Adjusted EBITDA (1)	$40.6	$39.0	$58.6	$89.1
Shipments - owned and operated mines (tons)	17.0	20.8	41.7	56.4
Realized price per ton sold	$12.33	$12.62	$12.50	$12.81
Average cost per ton sold	$8.95	$9.15	$10.07	$9.90
Cash margin per ton sold (2)	$3.38	$3.47	$2.43	$2.91

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

•                  Increased shipments during the third quarter as compared to the first half of 2016 and good cost control resulted in a net loss of $(1.6) million, Adjusted EBITDA of $40.6 million, and an average cost of $8.95 per ton for the quarter.

•                  Contracted approximately one million tons of Asian export sales to be delivered between November 2016 and February 2017.

•                  Received regulatory approval of reclamation bond amendments after which the Company currently has only a $10 million self-bonding requirement and expects to exit self-bonding by January 2017.

•                  Amended bank facility to replace EBITDA-based financial covenants with a minimum liquidity covenant and provide flexibility to issue second lien debt.

•                  Completed bond exchange transaction on October 17, 2016, which eliminated $237.9 million of bonds maturing in 2019 and reduced leverage by $91.1 million.

•                  Completed dragline relocation to Antelope Mine, which is now operating as planned, and completed an $11.5 million land purchase transaction to support future operations near the Antelope Mine.

Colin Marshall, President and Chief Executive Officer, commented, “This was a very good quarter for Cloud Peak Energy.  The warm summer led to increased shipments that resulted in lower per ton costs and strong Adjusted EBITDA.  The mines ran very well with great cost control and no safety or environmental incidents.”

“Recently, we have been able to capitalize on improved international thermal coal prices by contracting approximately one million tons to be shipped between November 2016 and February 2017.  We are optimistic that we will be able to ship additional export tons in 2017.  Domestic prices are improving and customers are looking to contract further for 2017 and beyond, but I would like to see domestic prices rise further.  In addition, we completed several financial transactions that strengthened our balance sheet and improved our financial flexibility.  While there has been a meaningful improvement in our business outlook in the last three months, we expect another challenging year in 2017,” Marshall continued.

Health, Safety, and Environment

During the third quarter of 2016, of the approximately 1,200 full-time mine site employees, there were no reportable injuries resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.11.  This compares to a rate of 1.11 through the third quarter of 2015.  During four MSHA inspector days at the three mine sites in the third quarter, the Company was issued no significant and substantial citations.

Consolidated Business Results

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/16	09/30/15	09/30/16	09/30/15
Total tons sold	17.1	20.8	41.9	56.6
Total revenue	$217.1	$301.7	$572.5	$863.4
Net income (loss)	$(1.6)	$8.9	$(2.7)	$(48.7)
Adjusted EBITDA (1)	$40.6	$39.0	$58.6	$89.1
Diluted EPS	$(0.03)	$0.14	$(0.04)	$(0.80)
Adjusted EPS (1)	$0.06	$0.24	$(0.01)	$(0.29)

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/16	09/30/15	09/30/16	09/30/15
Tons sold	17.0	20.8	41.7	56.4
Revenue	$212.0	$265.7	$531.3	$733.7
Cost of product sold	$153.2	$193.2	$429.2	$568.0
Realized price per ton sold	$12.33	$12.62	$12.50	$12.81
Average cost of product sold per ton	$8.95	$9.15	$10.07	$9.90
Cash margin per ton sold (1)	$3.38	$3.47	$2.43	$2.91
Segment Adjusted EBITDA (2)	$56.0	$68.6	$92.0	$153.0

(1)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(2)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Strong summer electricity demand and increased natural gas prices caused many of the Company’s customers to operate their coal units at full capacity.  This increase in consumption resulted in customers drawing down their inventories and focusing on taking their contracted coal this year.

Shipments improved during the third quarter, as expected, with the Company’s shipments being 44 percent higher than the prior quarter.  However, year-to-date shipments through the third quarter remain 26 percent lower than 2015 due to the very slow first half of 2016.  Preliminary data from MSHA indicates that the third quarter and year-to-date coal production in the U.S. was down 19 percent and 24 percent, respectively, compared to the same periods in 2015.  Through July 2016, electric generation was down 1.6 percent year-over-year but has steadily increased during the third quarter of 2016.

Cost per ton decreased to $8.95 for the third quarter of 2016 compared to $9.15 in the third quarter of 2015.  Total cost of product sold decreased approximately 21 percent in the third quarter of 2016 compared to the same period in 2015 in line with shipments, which were down over 18 percent.  The operations were able to reduce costs as shipments decreased and there were decreases in production taxes and royalties in line with reduced revenue.  The Company continues to focus on managing costs and ensuring it can respond to more variable market conditions that are expected to persist in the future.  The dragline that moved from Cordero Rojo to Antelope is now in full production and performing as planned.

Logistics and Related Activities

Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international customers.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	09/30/16	09/30/15	09/30/16	09/30/15
Total tons delivered	0.1	1.4	0.4	4.5
Asian exports	—	0.9	0.2	3.3
Revenue	$3.4	$44.8	$20.6	$162.8
Total cost of product sold	$11.2	$65.2	$44.5	$205.0
Realized gain on financial instruments	$1.8	$2.8	$5.3	$10.2
Segment Adjusted EBITDA (1)	$(6.0)	$(17.7)	$(20.3)	$(32.1)

(1)                                 Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Revenue and cost of product sold decreased for the third quarter of 2016 compared to the same period in 2015 due to the absence of international shipments, which resulted from continued weak international prices for seaborne thermal coal through the first half of this year.  Domestic deliveries also decreased in the third quarter of 2016 compared to the same period in 2015.  The Adjusted EBITDA loss during the third quarter of 2016 reflects the previously announced reduced capacity payments to the rail and port providers under the revised agreements announced in late 2015.

The recent increase of seaborne thermal coal pricing has enabled the Company to begin contracting export shipments.  The Company has scheduled approximately one million tons of exports for delivery between November 2016 and February 2017.  Shipments will directly offset the amended take-or-pay obligations on a ton-for-ton basis and are expected to produce a small operating margin.

Other

Revenue for Other includes contract buyouts totaling $1.6 million for the third quarter of 2016, which all related to previously announced customer buyouts.

Selling, general and administrative expenses for the third quarter of 2016 was impacted by $4.1 million of mark-to-market stock compensation expense due to the rise in the Company’s share price during the quarter and bonus accrual adjustments related to the very good safety performance so far this year.  Fees associated with the bond exchange transaction were also accrued in the third quarter of 2016 and shown as debt restructuring costs on the income statement.

Cash Flow and Liquidity

Cash flow from operations totaled $48.5 million for the third quarter of 2016 compared to $47.2 million for the third quarter of 2015.  For the first nine months of 2016, cash flow from operations totaled $36.3 million compared to $62.2 million for the same period in 2015.  Capital expenditures (excluding capitalized interest) for the third quarter of 2016 were $18.1 million, which includes the previously referenced $11.5 million for the land purchase and the final expenditures for the dragline move from the Cordero Rojo Mine to the Antelope Mine.

During the third quarter, the Company entered into an amendment to the Credit Agreement.  As described further in the Company’s Form 8-K filed on September 12, 2016, the amendment (i) replaced the previous EBITDA-based financial covenants with a new monthly minimum liquidity covenant that requires CPE Resources to maintain liquidity (as defined in the amended Credit Agreement) of not less than $125 million as of the last day of each month, (ii) provided flexibility to facilitate the recently completed second-lien bond exchange offer, and (iii) reduced the maximum borrowing capacity under the Credit Agreement to $400 million from the previous maximum capacity of $500 million. The amendment did not change the maturity of the Credit Agreement, which remains February 21, 2019.  The Company was in compliance with its new covenants as of September 30, 2016.

As of September 30, 2016, cash and cash equivalents were $90.3 million and total available liquidity was $448.5 million.  There were no borrowings under the Credit Agreement, but there were $71.3 million of undrawn letters of credit outstanding backing reclamation bonds.  There were no borrowings outstanding under the accounts receivable securitization program resulting in $358.2 million of available borrowing capacity.

Balance Sheet

During the third quarter 2016, the Company commenced offers to exchange up to $400 million of its outstanding 2019 and 2024 senior notes for new secured 12.00% Second Lien Notes due 2021 and, in some cases, cash consideration.

The exchange offers were completed on October 17, 2016 with $237.9 million of the 2019 notes and $143.6 million of the 2024 notes being exchanged for $290.4 million of new Second Lien Notes due 2021 and $26.0 million of cash (including $7.7 million in accrued and unpaid interest).  This resulted in $91.1 million of reduced leverage.

Domestic Outlook

Shipments increased during the quarter to average 5.7 million tons per month, which is a significant improvement over the first half of the year where shipments averaged approximately 4.1 million tons per month.  For the fourth quarter, the Company expects shipments to remain comparable to the third quarter.  With natural gas prices moving above the $3.00/MMBtu range at times, some utilities are operating their coal units during the normal fall maintenance window.  The Company expects that with these additional operating units and stabilized shipments in the fourth quarter, coal inventories will continue to be drawn down.  During September, the Company started receiving an increase in requests for proposals with customers looking to contract for more of their future requirements.  There has been an increase in PRB pricing and the Company is optimistic this trend will continue as coal demand recovers from the very low levels experienced in the first half of 2016.

During the third quarter of 2016, minimal volumes were sold.  For 2016, the Company is currently committed to sell 61 million tons of coal from its three mines.  Nearly all of this volume is committed under fixed-price contracts with a weighted-average price of $12.41 per ton.  For 2017, there are currently 47 million tons committed to sell from the three mines.  Of this committed production, 45 million tons are under fixed-price contracts with a weighted-average price of $12.34 per ton.  For 2018, there are currently 24 million tons committed to sell from the three mines.  Of this committed production, 22 million tons are under fixed-price contracts with a weighted-average price of $12.60 per ton.  While domestic pricing and demand are improving, the Company currently expects another challenging year in 2017.

International Outlook

The Company sold approximately one million tons for delivery to its Asian customers between November 2016 and February 2017.  The Company is currently looking to contract additional 2017 export sales.  The primary drivers for the improving international prices are increasing import demand into China as it closes unprofitable mines and a reduction in supply from Indonesia and Australia.  While it is too early to be sure these trends will continue, other Asian countries such as Vietnam, South Korea, Japan, and Taiwan continue to add new coal-fired generation and steadily increase demand.

Concluding Remarks

“This has been a very good quarter for Cloud Peak Energy after a tough first half of the year.  The turnaround in international thermal coal pricing has been significant.  If prices are sustained, we expect to be able to export additional tonnage next year.  I am also looking for the recent increase in domestic prices and RFPs issued by customers to continue so we can layer in profitable sales for next year and beyond.  At the same time, the financial transactions we have completed improve our balance sheet and financial flexibility.  I would like to thank all our employees who have worked so hard to ensure our business is well placed to take advantage of improving demand and pricing,” said Marshall.

2016 Updated Guidance — Financial and Operational Estimates

The following table provides the current outlook and assumptions for selected 2016 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	57 – 60 million tons
Committed sales with fixed prices(2)	Approximately 61 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.41 per ton
Adjusted EBITDA(3)	$90 – $100 million
Net interest expense	Approximately $45 million
Cash interest paid	Approximately $40 million
Depreciation, depletion, amortization, and accretion	$50 – $55 million
Capital expenditures	$30 – $40 million

(1)                                 Inclusive of intersegment sales.

(2)                                 Reflects reduction for previously contracted tons that have been bought out.

(3)                                 Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 27, 2016 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 87708100.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 87708100.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2015, Cloud Peak Energy shipped approximately 75 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2016 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance, including export shipments; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our ability to sell additional tons in 2017 and future periods at improved, economic prices; (6) the impact of ongoing anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any sustained recovery for depressed coal industry conditions, domestically and internationally; (10) the impact of ongoing depressed conditions on our financial performance, liquidity and compliance with the financial covenants in our bank facility; (11) our ability to manage our take-or-pay exposure for currently committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities, including our ability to renew or replace our credit facility before its early 2019 termination; (13) the impact of our hedging programs; (14) our ability to renew or obtain surety bonds or to self-bond to meet regulatory requirements and to fully transition away from self-bonding; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any sustained recovery of the currently depressed coal industry, domestically and internationally, and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long term purchases of coal; (3) timing of reductions or increases in customer coal inventories; (4) our ability to renew sales contracts on favorable terms and to resolve customer requests for reductions or deferrals and respond to cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal in the marketplace, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who have emerged, or may emerge in the future, from bankruptcy with reduced leverage and potentially reduced operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand on overall seaborne coal prices; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our substantial rail and terminal take-or-pay commitments and other contractual obligations if we do not meet our required export shipment obligations; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities and the recent moratorium on federal coal leasing or other unfavorable regulatory changes to the LBA and coal permitting processes; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties, including the impact of recently finalized federal royalty rule changes for non-arm’s length sales; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms and our ability to fully transition away from self-bonding; (27) availability, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our credit agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs for domestic and international coal sales and diesel fuel costs and changes in the fair value of derivative financial instruments that are not accounted for as a hedge; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, the increasing credit pressures on our industry due to depressed conditions, or any demands for increased collateral by our surety bond providers; (33) volatility and decline in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingent liabilities; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; and (37) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.

Additional factors, events or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude non-cash impairment charges, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude debt restructuring costs.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37 percent and exclude the impact of any valuation allowance.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of the exclusions, Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Contact:

Cloud Peak Energy Inc.
Lorri Owen, (720) 566-2932
Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$217,073	$301,673	$572,510	$863,374
Costs and expenses
Cost of product sold (exclusive of depreciation and depletion, amortization, and accretion)	164,287	248,500	469,938	735,258
Depreciation and depletion	23,460	7,896	23,052	51,742
Amortization of port access rights	—	928	—	2,783
Accretion	1,065	3,070	5,641	9,960
(Gain) loss on derivative financial instruments	1,068	10,235	(5,257)	17,781
Selling, general and administrative expenses	11,161	12,983	38,187	36,743
Impairments	312	—	4,499	33,355
Debt restructuring costs	4,499	—	4,499	—
Other operating costs	360	603	814	1,121
Total costs and expenses	206,212	284,215	541,373	888,743

Operating income (loss)	10,861	17,458	31,137	(25,369)
Other income (expense)
Interest income	46	37	116	137
Interest expense	(13,032)	(10,985)	(35,371)	(36,274)
Other, net	(165)	253	(760)	158
Total other income (expense)	(13,151)	(10,695)	(36,015)	(35,979)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(2,290)	6,763	(4,878)	(61,348)
Income tax benefit (expense)	647	2,205	3,226	12,350
Income (loss) from unconsolidated affiliates, net of tax	59	(95)	(1,018)	294
Net income (loss)	(1,584)	8,873	(2,670)	(48,704)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,872)	313	(3,381)	939
Postretirement medical plan change	—	—	42,851	—
Income tax on postretirement medical and pension changes	(831)	(116)	(2,776)	(347)
Other comprehensive income (loss)	(2,703)	197	36,694	592
Total comprehensive income (loss)	$(4,287)	$9,070	$34,024	$(48,112)
Income (loss) per common share:
Basic	$(0.03)	$0.15	$(0.04)	$(0.80)
Diluted	$(0.03)	$0.14	$(0.04)	$(0.80)
Weighted-average shares outstanding - basic	61,365	61,074	61,285	61,013
Weighted-average shares outstanding - diluted	61,365	61,351	61,285	61,013

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$90,301	$89,313
Accounts receivable	43,347	43,248
Due from related parties	79	160
Inventories, net	72,996	76,763
Income tax receivable	1,040	8,659
Other prepaid and deferred charges	16,758	25,945
Other assets	2,086	98
Total current assets	226,607	244,186

Noncurrent assets
Property, plant and equipment, net	1,439,474	1,488,371
Goodwill	2,280	2,280
Other assets	58,558	67,323
Total assets	$1,726,919	$1,802,160

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$26,335	$44,385
Royalties and production taxes	69,160	74,054
Accrued expenses	42,950	42,317
Other liabilities	2,139	2,133
Total current liabilities	140,584	162,889

Noncurrent liabilities
Senior notes	492,308	491,160
Asset retirement obligations, net of current portion	102,579	151,755
Accumulated postretirement medical benefit obligation, net of current portion	20,876	60,845
Royalties and production taxes	27,708	34,680
Other liabilities	15,550	12,950
Total liabilities	799,605	914,279

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,933 and 61,647 shares issued and 61,456 and 61,170 outstanding as of September 30, 2016 and December 31, 2015, respectively)	615	612
Treasury stock, at cost (477 shares as of both September 30, 2016 and December 31, 2015)	(6,498)	(6,498)
Additional paid-in capital	580,280	574,874
Retained earnings	329,174	331,844
Accumulated other comprehensive income (loss)	23,743	(12,951)
Total equity	927,314	887,881
Total liabilities and equity	$1,726,919	$1,802,160

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(2,670)	$(48,704)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	23,052	51,742
Amortization of port access rights	—	2,783
Accretion	5,641	9,960
Impairments	4,499	33,355
Loss (income) from unconsolidated affiliates, net of tax	1,018	(294)
Distributions of income from unconsolidated affiliates	1,500	—
Deferred income taxes	(2,775)	(10,115)
Equity-based compensation expense	9,250	4,819
(Gain) loss on derivative financial instruments	(5,257)	17,781
Cash received (paid) on derivative financial instrument settlements	(3,195)	(1,618)
Premium payments on derivative financial instruments	—	(5,813)
Non-cash interest expense related to the bank amendment and refinancing	1,254	—
Net periodic postretirement benefit costs	(423)	6,072
Non-cash logistic agreements expense	24,500	—
Three year amendment of logistics contracts	(15,000)	—
Other	1,918	1,953
Changes in operating assets and liabilities:
Accounts receivable	(2,925)	25,614
Inventories, net	3,853	4,300
Due to or from related parties	81	(3,925)
Other assets	16,774	(10,875)
Accounts payable and accrued expenses	(23,717)	(14,191)
Asset retirement obligations	(1,048)	(780)
Net cash provided by (used in) operating activities	36,330	62,064

Investing activities
Purchases of property, plant and equipment	(30,148)	(28,125)
Cash paid for capitalized interest	(1,272)	(404)
Investment in development projects	(1,500)	(1,526)
Investment in unconsolidated affiliates	—	(5,383)
Payment of restricted cash	—	(6,500)
Insurance proceeds	2,826	—
Other	46	185
Net cash provided by (used in) investing activities	(30,048)	(41,753)

Financing activities
Principal payments on federal coal leases	—	(63,970)
Payment of deferred financing costs	(3,581)	(342)
Other	(1,713)	(1,225)
Net cash provided by (used in) financing activities	(5,294)	(65,537)

Net increase (decrease) in cash and cash equivalents	988	(45,226)
Cash and cash equivalents at beginning of period	89,313	168,745
Cash and cash equivalents at end of period	$90,301	$123,519

Supplemental cash flow disclosures:
Interest paid	$28,287	$32,827
Income taxes paid (refunded)	$(8,247)	$10,123
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$1,794	$6,401
Assets acquired under capital leases	$115	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	September 30,
	2016		2015
Net income (loss)		$(1.6)		$8.9
Interest expense		13.0		11.0
Income tax (benefit) expense		(0.6)		(2.2)
Depreciation and depletion		23.5		7.9
Amortization of port access rights		—		0.9
EBITDA		34.2		26.4
Accretion		1.1		3.1
F Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	$1.1		$10.2
Inclusion of cash amounts received (paid) (2)	(0.6)		(0.7)
Total derivative financial instruments		0.5		9.5
Impairments		0.3		—
Debt restructuring costs		4.5		—
Adjusted EBITDA		$40.6		$39.0

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income.

(2)                                 Cash amounts received and paid reflected within operating cash flows in the Unaudited Condensed Consolidated Statements of Cash Flows.

Adjusted EBITDA

	Nine Months Ended
	September 30,
	2016		2015
Net income (loss)		$(2.7)		$(48.7)
Interest income		(0.1)		(0.1)
Interest expense		35.4		36.3
Income tax (benefit) expense		(3.2)		(12.4)
Depreciation and depletion		23.1		51.7
Amortization of port access rights		—		2.8
EBITDA		52.4		29.6
Accretion		5.6		10.0
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	$(5.3)		$17.8
Inclusion of cash amounts received (paid) (2)(3)	(3.2)		(1.6)
Total derivative financial instruments		(8.5)		16.2
Impairments		4.5		33.4
Debt restructuring costs		4.5		—
Adjusted EBITDA		$58.6		$89.1

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income.

(2)                                 Cash amounts received and paid reflected within operating cash flows on the Unaudited Condensed Consolidated Statements of Cash Flows.

(3)                                 Excludes premiums paid at option contract inception of $5.8 during the nine months ended September 30, 2015, for original settlement dates in subsequent periods.

Adjusted EPS

	Three Months Ended
	September 30,
	2016		2015
Diluted earnings (loss) per common share		$(0.03)		$0.14

Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.02		$0.17
Inclusion of cash amounts received (paid)	(0.01)		(0.01)
Total derivative financial instruments		0.01		0.16
Exclusion of non-cash interest for deferred finance fee write-off		0.02		—
Impairments		0.01		—
Debt restructuring costs		0.07		—
Tax impact of adjustments		(0.02)		(0.06)
Adjusted EPS		$0.06		$0.24
Weighted-average dilutive shares outstanding (in millions)		61.4		61.4

Adjusted EPS

	Nine Months Ended
	September 30,
	2016		2015
Diluted earnings (loss) per common share		$(0.04)		$(0.80)

Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.09)		$0.29
Inclusion of cash amounts received (paid) (1)	(0.05)		(0.03)
Total derivative financial instruments		(0.14)		0.26
Exclusion of non-cash interest for deferred finance fee write-off		0.02		—
Impairments		0.07		0.55
Debt restructuring costs		0.07		—
Tax impact of adjustments		—		(0.30)
Adjusted EPS		$(0.01)		$(0.29)
Weighted-average dilutive shares outstanding (in millions)		61.3		61.0

(1)                           Excludes per share impact of premiums paid at option contract inception of $0.10 during the nine months ended September 30, 2015, for original settlement dates in subsequent periods.

Adjusted EBITDA by Segment

	Three Months Ended
	September 30,
	2016		2015
Owned and Operated Mines
Adjusted EBITDA		$56.0		$68.6
Depreciation and depletion		(23.2)		(7.4)
Accretion		(0.9)		(2.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(1.1)		$(10.9)
Inclusion of cash amounts (received) paid	2.3		3.5
Total derivative financial instruments		1.2		(7.4)
Impairments		(0.3)		—
Other		0.3		(0.2)
Operating income (loss)		33.1		50.7

Logistics and Related Activities
Adjusted EBITDA		(6.0)		(17.7)
Amortization of port access rights		—		(0.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	—		0.7
Inclusion of cash amounts (received) paid	(1.8)		(2.8)
Total derivative financial instruments		(1.8)		(2.1)
Other		—		0.1
Operating income (loss)		(7.8)		(20.6)

Other
Adjusted EBITDA		(9.3)		(11.7)
Depreciation and depletion		(0.3)		(0.5)
Accretion		(0.2)		(0.1)
Debt restructuring costs		(4.5)		—
Other		(0.1)		(0.0)
Operating income (loss)		(14.4)		(12.3)

Eliminations
Adjusted EBITDA		—		(0.2)
Operating loss		—		(0.2)
Consolidated operating income (loss)		10.9		17.5
Interest expense		(13.0)		(11.0)
Other, net		(0.2)		0.3
Income tax (expense) benefit		0.6		2.2
Income (loss) from unconsolidated affiliates, net of tax		0.1		(0.1)
Net income (loss)		$(1.6)		$8.9

Adjusted EBITDA by Segment

	Nine Months Ended
	September 30,
	2016		2015
Owned and Operated Mines
Adjusted EBITDA		$92.0		$153.0
Depreciation and depletion		(22.1)		(49.9)
Accretion		(5.2)		(9.5)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$5.2		$(13.0)
Inclusion of cash amounts (received) paid	8.5		11.8
Total derivative financial instruments		13.7		(1.2)
Impairments		(2.5)		(33.4)
Other		0.9		(0.1)
Operating income (loss)		76.8		58.9

Logistics and Related Activities
Adjusted EBITDA		(20.3)		(32.1)
Amortization of port access rights		—		(2.8)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	0.1		(4.8)
Inclusion of cash amounts (received) paid (1)	(5.3)		(10.2)
Total derivative financial instruments		(5.2)		(15.0)
Other		1.6		0.1
Operating income (loss)		(23.9)		(49.8)

Corporate and Other
Adjusted EBITDA(2)		(12.9)		(30.5)
Depreciation and depletion		(0.9)		(1.8)
Accretion		(0.5)		(0.4)
Impairment		(2.0)		—
Debt restructuring costs		(4.5)		—
Other		(0.8)		(0.4)
Operating income (loss)		(21.6)		(33.1)

Eliminations
Adjusted EBITDA		(0.2)		(1.3)
Operating loss		(0.2)		(1.3)
Consolidated operating income (loss)		31.1		(25.4)
Interest income		0.1		0.1
Interest expense		(35.4)		(36.3)
Other, net		(0.8)		0.2
Income tax (expense) benefit		3.2		12.4
Income (loss) from unconsolidated affiliates, net of tax		(1.0)		0.3
Net income (loss)		$(2.7)		$(48.7)

(1)                                 Excludes premiums at option contract inception of $5.8, related to our Logistics and Related Activities segment, during the nine months ended September 30, 2015, for settlement dates in subsequent periods.

(2)                                 Includes $24.3 and $5.3 of sales contract buyouts for the nine months ended September 30, 2016 and 2015, respectively.

Tons Sold	Q3	Q2	Q1	Q4	Q3	Year	Year	Year	Year
(in thousands)	2016	2016	2016	2015	2015	2015	2014	2013	2012
Mine
Antelope	8,612	6,273	6,853	9,467	9,038	35,167	33,647	31,354	34,316
Cordero Rojo	5,492	3,608	3,670	5,497	6,947	22,872	34,809	36,671	39,205
Spring Creek	2,854	1,946	2,437	3,672	4,784	17,027	17,443	18,009	17,102
Decker (50% interest)	—	—	—	—	—	—	1,079	1,519	1,441
Total	16,958	11,827	12,960	18,636	20,769	75,066	86,978	87,552	92,064